Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our transactional net asset value (“Transactional Net Asset Value”) is the price at which we sell and repurchase our shares. Our GAAP net asset value (“GAAP Net Asset Value”) is our net asset value determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The following tables include the net asset value of outstanding shares as of December 31, 2023 and as of September 30, 2023. The following table provides a breakdown of the major components of our Transactional Net Asset Value as of December 31, 2023 and as of September 30, 2023 ($ in thousands, except shares):

Components of Transactional Net Asset Value	December 31, 2023	September 30, 2023
Investments at fair value(1)	$713,610	$114,116
Cash and cash equivalents	18,007	232,549
Other assets	14,920	14,681
Line of credit(2)	(19,200)	—
Other liabilities	(17,485)	(12,678)
Accrued performance participation allocation	(1,508)	(1,300)
Management fee payable	—	(459)
Accrued shareholder servicing fees and distribution fees(3)	(770)	(349)
Transactional Net Asset Value	$707,574	$346,560
Number of outstanding shares	27,464,960	13,486,474

(1)	Cost of $703,790 as of December 31, 2023 and $107,863 as of September 30, 2023.

(2)
On December 20, 2023, certain wholly-owned subsidiaries of KKR Private Equity Conglomerate LLC (the “Company”) entered into an unsecured, uncommitted line of credit up to a maximum aggregate principal amount of $300 million with KKR Alternative Assets LLC, an affiliate of the Company. See our Current Report on Form 8-K filed on December 20, 2023 for additional information.

(3)
Shareholder servicing fees apply only to Class S, Class U, Class D, Class R-S, Class R-U and Class R-D shares. Distribution fees apply only to Class S, Class U, Class R-S and Class R-U shares. For purposes of Transactional Net Asset Value, we recognize shareholder servicing fees and distribution fees as a reduction to Transactional Net Asset Value on a monthly basis as such fees are accrued. For purposes of GAAP Net Asset Value, we accrue the cost of the shareholder servicing fees and distribution fees, as applicable, for the estimated life of the shares as an offering cost at the time we sell Class S, Class U, Class D, Class R-S, Class R-U and Class R-D shares. As of December 31, 2023, we have accrued under GAAP $40,315 of shareholder servicing fees and distribution fees payable to the dealer manager related to the Class R-U shares sold. As of September 30, 2023, we accrued under GAAP $20,651 of shareholder servicing fees and distribution fees payable to the dealer manager related to the Class R-U shares sold.

The following table provides a breakdown of our total Transactional Net Asset Value and our Transactional Net Asset Value per share by class as of December 31, 2023 ($ in thousands, except shares and per share data):

Transactional Net Asset Value Per Share	Class I Shares	Class R-I Shares	Class R-U Shares	Class F Shares	Class G Shares	Class H Shares	Total
Transactional Net Asset Value	$1,804	$115,195	$590,522	$51	$1	$1	$707,574
Number of outstanding shares	69,695	4,452,158	22,941,060	1,967	40	40	27,464,960
Transactional Net Asset Value per share as of December 31, 2023	$25.88	$25.87	$25.74	$26.02	$26.02	$26.02

The following table provides a breakdown of our total Transactional Net Asset Value and our Transactional Net Asset Value per share by class as of September 30, 2023 ($ in thousands, except shares and per share data):

Transactional Net Asset Value Per Share	Class I Shares	Class R-I Shares	Class R-U Shares	Class G Shares	Class H Shares	Total
Monthly Transactional Net Asset Value	$1,693	$37,001	$307,864	$1	$1	$346,560
Number of outstanding shares	65,811	1,438,086	11,982,497	40	40	13,486,474
Transactional Net Asset Value per share as of September 30, 2023	$25.72	$25.73	$25.69	$25.90	$25.90

Reconciliation of Transactional Net Asset Value to GAAP Net Asset Value

The following table reconciles GAAP Net Asset Value to our Transactional Net Asset Value ($ in thousands):

	December 31, 2023	September 30, 2023
GAAP Net Asset Value	$668,029	$326,257
Adjustment:
Accrued shareholder servicing fees and distribution fees	39,545	20,303
Transactional Net Asset Value	$707,574	$346,560

Valuation Methodologies and Significant Inputs

The following table presents additional information about valuation methodologies and significant inputs used for portfolio company holdings that are valued at fair value as of December 31, 2023 and as of September 30, 2023:

		As of December 31, 2023				As of September 30, 2023
Valuation Methodology	Unobservable Input(s) (1)	Weighted Average (2)		Range		Weighted Average (2)		Range
Inputs to market comparables, discounted cash flow and transaction price/other	Illiquidity Discount	8.2%		5.0% – 15.0%		7.1%		5.0% – 15.0%
	Weight Ascribed to Market Comparables	25.0%		0.0% – 50.0%		39.8%		25.0% – 50.0%
	Weight Ascribed to Discounted Cash Flow	40.4%		0.0% – 75.0%		60.2%		50.0% – 75.0%
	Weight Ascribed to Transaction Price/Other	34.6%		0.0% – 100.0%		—%		Not applicable
Market Comparables	Enterprise Value / Forward EBITDA Multiple	13.4	x	6.9x – 16.4	x	14.6	x	10.8x – 16.4	x
Discounted Cash Flow	Weighted Average Cost of Capital	11.8%		8.5% – 18.2%		11.1%		8.8% – 17.6%
	Enterprise Value / LTM EBITDA Exit Multiple	14.1	x	8.5x – 17.0	x	14.7	x	11.0x – 16.0	x

(1)
In determining the inputs, management evaluates a variety of factors including economic conditions, industry and market developments, market valuations of comparable companies, and company-specific developments including exit strategies and realization opportunities. The Company’s manager (the “Manager”) has determined that market participants would take these inputs into account when valuing the investments. “LTM” means Last Twelve Months.

(2)	Inputs are weighted based on fair value of the investments included in the range.

The Manager is ultimately responsible for our net asset value calculations.

Valuations involve subjective judgments and may not accurately reflect realizable value. The assumptions above are determined by the Manager and reviewed by our independent valuation advisor. A change in these assumptions or factors would impact the calculation of the value of our assets. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our asset values:

Input	Hypothetical Change	Portfolio Company Values as of December 31, 2023	Portfolio Company Values as of September 30, 2023
Weighted Average Cost of Capital	0.25% decrease	+0.60%	+0.0%
	0.25% increase	-0.56%	-0.0%